Exhibit 99.1

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

FEBRUARY 13, 2018	GERMAN AMERICAN EXPANDS SOUTH CENTRAL INDIANA FRANCHISE WITH PURCHASE OF 5 BRANCHES FROM MAINSOURCE

JASPER, Ind., German American Bancorp, Inc. (NASDAQ:GABC) today announced that its banking subsidiary, German American Bancorp (“German American”), has signed a definitive agreement to acquire five branches in Columbus and Greensburg, Indiana, with approximately $160 million  deposits and $134 million in loans, as of December 31, 2017, from MainSource Bank ("MainSource"), the banking subsidiary of MainSource Financial Group, Inc. (NASDAQ:MSFG).
The sale is in connection with a previously-announced agreement between First Financial Bancorp, MainSource and the U.S. Department of Justice in order to resolve the Department’s competitive concerns about First Financial’s proposed acquisition of MainSource. The purchase of the branches is subject to the receipt of regulatory approvals from the relevant federal and state banking agencies.
"We are very pleased to announce the addition of four branches to our current Columbus franchise as well as our entry into the Greensburg market. We have been looking for opportunities to expand our presence in Columbus since entering the market in 2013. Furthermore, this transaction brings immediate income to our bottom line and is expected to be accretive to our earnings per share." said Mark A Schroeder, German American’s Chairman and CEO.
German American expects to pay a premium on deposits assumed of approximately 5% or $8 million. The deposit premium paid at closing is subject to a “true-up” provision whereby the premium shall be recalculated on the six month anniversary of closing. In addition, MainSource has granted German American a 6-month “put-option” on the loans purchased, whereby German American can require MainSource to repurchase certain loans within six months following the closing of the transaction.
Raymond James & Associates, Inc. served as German American’s financial advisor and Bingham Greenebaum Doll LLP served as German American’s legal counsel on the transaction.

About German American
German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) bank holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bancorp, operates 53 banking offices in 19 contiguous southern Indiana counties and one northern Kentucky county. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American

Insurance, Inc.).

Forward-Looking Statements
This release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “anticipate”, “believe”, “estimate”, “expect”, “plan”, “intend”, “should”, “would”, “could”, “can”, “may”, “will”, “might”, or similar expressions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: failure of the parties to satisfy the closing conditions in the Purchase Agreement in a timely manner or at all; failure to obtain governmental approvals for the acquisition of the branches; disruptions to the parties’ businesses as a result of the announcement and pendency of the branch acquisition; costs or difficulties related to the integration of the business of the acquired branches following the closing of the transaction; the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions by the Board of Governors of the Federal Reserve System; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of Federal Deposit Insurance Corporation premiums, either industry wide or specific to German American Bancorp; the expected impact of the U.S tax regulations passed in December 2017; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.
For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see German American’s Annual Report on Form 10-K for the year ended December 31, 2016. It is intended that these forward-looking statements speak only as of the date they are made. German American does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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